EvergreenBancorp Million or $1.13 per Diluted Share Before Non-Cash Charge in 2007 Earns
$2.7
Strong Asset Quality: Nonperforming Assets-to-Total Assets of 0.19%

SEATTLE, WA – February 6, 2008 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today announced that following a fourth-quarter net after-tax charge totaling $1.4 million, or $0.59 per share, it earned $1.3 million, or $0.53 per diluted share in 2007, and lost $929,000, or $0.39 per basic share, in the fourth quarter. The non-cash charge represents EvergreenBank’s estimated proportionate share of ongoing litigation liabilities involving Visa and its member banks. In 2006 EvergreenBancorp earned $1.8 million, or $0.88 per diluted share, for the full year, and $593,000, or $0.27 per diluted share, in the fourth quarter a year ago. Adjusted to exclude the net charge, EvergreenBancorp’s full-year 2007 net income was $2.7 million, or $1.13 per diluted share, and its fourth-quarter 2007 net income was $473,000, or $0.20 per diluted share.

“Our team’s productivity and efficiency were highlights of the year. Thanks to improving efficiencies, we leveraged 28% loan growth into a 47% net-income gain, excluding the Visa charge. Our team remained productive in the fourth quarter as total loans rose 6% sequentially or at an annualized rate of 24%. As we enter 2008, our lending officers remain focused on making high-quality commercial and industrial loans. Expanding our presence in south King County, with the planned opening of a branch office in Kent, will help us meet our goal,” stated Gerald O. Hatler, president and chief executive officer. “Operating in the Puget Sound region is an advantage. The region’s economy is being driven by a continued positive outlook for aerospace and technology,” added Hatler.

Notable Fourth-Quarter Events

Three significant items impacted EvergreenBancorp’s 2007 fourth-quarter and full-year results. Cumulatively, these items lowered reported earnings per share by $0.50 in the quarter and for the year. The first item represented a non-cash charge totaling $2.1 million pretax, or $0.59 per share after-tax, and relates to the company’s estimate of its proportionate share of obligations to indemnify Visa Inc. for certain litigation matters. This amount includes a $1.4 million pretax charge that was previously announced. The company expects that the value of the Visa stock that EvergreenBancorp will receive upon completion of Visa’s initial public offering will exceed the amount of the $2.1 million charge. The offering is anticipated to close sometime in 2008. The second item relates to a gain of $1.0 million pretax, or $0.28 per share on an after-tax basis, related to the termination of the company’s post-retirement plan. This action not only positively impacted the company’s results in 2007, but will also reduce compensation and benefit expense in future years. The last item was a cash loss of $444,000, or $0.19 per share after tax, resulting from the sale of a significant investment held by the bank. The bank had owned the investment, a mutual fund investing in highly-rated short-term mortgage backed securities, for approximately five years. There were two primary reasons behind the company’s decision to sell the investment. First, the company continues to experience strong loan growth and the sale of the investment provided an opportunity to reinvest the proceeds in loans with a substantially higher yield. Second, market turmoil and lack of liquidity affecting even high-quality mortgage-related investments increased the risk of holding the investment.

2007 Financial Highlights
(for the twelve month period ended December 31, 2007, compared with December 31, 2006)

•	Revenues, defined as the sum of net interest income before provision for loan losses and noninterest income, increased 29% to $18.5 million.

•	Total loans advanced 28%.

•	Total assets rose 23%.

•	Deposits were up 21%.

•	The efficiency ratio was 67.81% versus 76.24%, adjusted for non-cash charge.

•	Asset quality remained strong; nonperforming assets were 0.19% of total assets.

Operating Results

Revenue in 2007 rose 29% to $18.5 million from $14.4 million in 2006. Fourth-quarter revenue gained 30% to $5.2 million from $4.0 million in the fourth quarter a year ago. In 2007, net interest income, before the provision for loan losses, rose 27% to $16.0 million from $12.5 million in 2006. After the provision for loan losses, net interest income increased 21%. For the quarter, net interest income, before the provision for loan losses, rose 19% and 4% after the provision for loan losses. The provision for loan losses in fourth-quarter 2007 increased to $758,000 from $232,000 in the year-ago quarter. The increase primarily relates to a single nonperforming customer loan relationship. Otherwise, the increase in the provision for loan losses rose inline with the loan portfolio’s growth. “On the whole, credit quality within our portfolio remains high. With the exception of this one relationship, we continue to enjoy very low delinquency and nonperforming assets levels,” stated Michael Tibbits, executive vice president and chief credit officer.

Noninterest income was up 39% for the year and up 114% for the quarter.

EvergreenBancorp’s net interest margin (taxable-equivalent) was 4.17% in the fourth quarter of 2007 compared with 4.57% in the fourth of 2006. The cumulative effects of a 100 basis point decline in the federal funds rate over a three-month period affected net interest margin. Also, the decrease reflects the company’s greater reliance on non-core funding sources to meet continued strong loan demand. Full-year 2007 net interest margin (taxable-equivalent) was 4.37% compared with 4.67% for all of 2006.

Noninterest expense rose 34% in 2007 to $14.7 million compared with $11.0 million during 2006. In the fourth quarter, noninterest expense increased 95% to $5.6 million compared to $2.9 million in the same quarter a year ago.

Adjusted for the non-cash Visa litigation charge, the efficiency ratio for the year dropped to 67.81% from 76.24% in 2006 and stood at 67.57% for the fourth quarter versus 72.59% in the comparable year-ago quarter. “The solid improvement in our efficiency ratio for the year reflects the productivity levels of our lending officers. Noninterest expense grew at a slower rate than the bank, overall, and reflects continued investment in the people and infrastructure we need to support the growth we expect going forward,” stated Gordon D. Browning, chief financial officer.

Balance Sheet Results

Total assets grew 23% to $422.9 million at December 31, 2007, from $343.5 million at year-end 2006. Asset quality remained solid with a ratio of nonperforming assets to total assets of 0.19% compared with 0.14% at year-end 2006.

Total loans rose 28% to $375.4 million from $292.4 million in the year-ago period. The allowance for loans losses stood at $4.0 million or 1.07% of total loans compared with $2.8 million or 0.95% of total loans at December 31, 2006 and $3.7 million or 1.05% of total loans in the third quarter of 2007.

Deposits rose 21% to $309.5 million, a $53.0 million increase from prior levels one year ago.

Shareholders’ equity was up 7% year over year to $25.5 million. On a per share basis, shareholders’ equity edged up 6% to $10.69. In September 2006, EvergreenBancorp issued 310,500 common shares through a common stock offering.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Contacts:
Gerald O. Hatler, President and CEO
206/628-4250
Gordon D. Browning, EVP & Chief Financial Officer
206/749-7350

EvergreenBancorp, Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly				12 Months Year-To-Date
(unaudited)	2007	2007	2006	Annual			Annual
(dollars in thousands except per-share data)	4th Qtr	3rd Qtr	4th Qtr	% Chg	2007	2006	% Chg

EARNINGS RESULTS
Revenue	$5,192	$4,813	$3,980	30%	$18,503	$14,363	29%
Net interest income	$4,154	$4,298	$3,495	19%	$15,954	$12,535	27%
Provision for loan losses	$758	$525	$232	227%	$1,779	$810	120%
Noninterest income	$1,038	$515	$485	114%	$2,549	$1,828	39%
Noninterest expense	$5,630	$3,103	$2,889	95%	$14,668	$10,950	34%
Net income (loss)	$(929)	$802	$593	NM	$1,278	$1,819	-30%
Basic earnings (loss) per share	$(0.39)	$0.34	$0.28	NM	$0.54	$0.89	-39%
Diluted earnings (loss) per share	$(0.39)	$0.33	$0.27	NM	$0.53	$0.88	-39%
Weighted average basic shares outstanding	2,386,837	2,358,394	2,154,709	11%	2,358,693	2,043,375	15%
Weighted average diluted shares outstanding	2,386,837	2,397,211	2,187,581	9%	2,396,109	2,070,565	16%
PERFORMANCE RATIOS
Return on average assets	-0.90%	0.81%	0.73%		0.33%	0.64%
Return on average common equity	-14.13%	12.62%	10.79%		5.11%	9.55%
Net interest margin (fully tax-equivalent)	4.17%	4.51%	4.57%		4.37%	4.67%
Efficiency ratio (excl. non-cash Visa litigation charge)	67.57%	64.95%	72.59%		67.81%	76.24%
CAPITAL
Equity to assets	6.04%	6.26%	6.93%		6.04%	6.93%
Book value per share	$10.69	$10.80	$10.12	6%	$10.69	$10.12	6%
ASSET QUALITY
Net loan charge-offs (recoveries)	$449	$66	$79	468%	$544	$82	563%
Allowance for loan losses	$4,019	$3,710	$2,784	44%	$4,019	$2,784	44%
Allowance for losses to total loans	1.07%	1.05%	0.95%		1.07%	0.95%
Nonperforming loans	$815	$1,072	$497	64%	$815	$497	64%
Nonperforming assets to total assets	0.19%	0.26%	0.14%		0.19%	0.14%
END OF PERIOD BALANCES
Total loans	$375,428	$354,438	$292,449	28%	$375,428	$292,449	28%
Total assets	$422,884	$409,965	$343,520	23%	$422,884	$343,520	23%
Deposits	$309,471	$320,498	$256,435	21%	$309,471	$256,435	21%
Shareholders’ equity	$25,533	$25,678	$23,819	7%	$25,533	$23,819	7%
AVERAGE BALANCES
Total loans	$367,098	$344,978	$271,378	35%	$334,341	$234,531	43%
Earning assets	$396,652	$380,117	$305,630	30%	$367,043	$269,957	36%
Total assets	$412,938	$396,380	$321,218	29%	$383,511	$285,603	34%
Deposits	$301,651	$317,888	$241,256	25%	$292,261	$218,290	34%
Shareholders’ equity	$26,300	$25,211	$21,974	20%	$24,992	$19,046	31%

EvergreenBancorp, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
December 31, 2007 and December 31, 2006
(in thousands, except per-share data)

	December 31,
Assets	2007	2006	% Chg
Cash and cash equivalents
Cash and due from banks	$14,076	$9,160	54%
Interest-bearing deposits in financial institutions	5,923	1,983	199%
Federal funds sold	2,383	760	214%

Total cash and cash equivalents	22,382	11,903	88%
Investment securities available for sale	14,446	29,531	-51%
Loans	375,428	292,449	28%
Allowance for loan losses	(4,019)	(2,784)	44%

Net loans	371,409	289,665	28%
Premises and equipment	2,886	3,078	-6%
Bank owned life insurance	5,537	5,316	4%
Accrued interest and other assets	6,224	4,027	55%
Total assets	$422,884	$343,520	23%

Liabilities
Deposits
Noninterest bearing	$59,458	$55,373	7%
Interest bearing	250,013	201,062	24%

Total deposits	309,471	256,435	21%
Junior subordinated debt	12,372	12,217	1%
Advances from Federal Home Loan Bank	69,910	46,805	49%
Accrued expenses and other liabilities	5,598	4,244	32%

Total liabilities	397,351	319,701	24%
Stockholders’ equity
Preferred stock: No par value; 100,000 shares authorized
issued and outstanding — none
Common stock and surplus: No par value; 15,000,000 shares authorized; 2,388,804 and 2,353,262 shares issued and outstanding on 12/31/07 and 12/31/06, respectively.	21,467	21,129	2%
Retained earnings	4,069	3,453	18%
Accumulated other comprehensive income (loss) AFS	(3)	(763)	-100%

Total stockholders’ equity	25,533	23,819	7%
Total liabilities and stockholders’ equity	$422,884	$343,520	23%

EvergreenBancorp, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
December 31, 2007 and December 31, 2006
(in thousands, except per-share data)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2007	2006	%Chg	2007	2006	%Chg
Interest and dividend income
Loans, including fees	$7,650	$5,782	32%	$28,528	$19,352	47%
Federal funds sold and other	85	44	93%	296	130	128%
Investments securities
Taxable securities	209	299	-30%	1,057	1,167	-9%
Tax-exempt securities	29	34	-15%	123	137	-10%

Total interest and dividend income	7,973	6,159	29%	30,004	20,786	44%
Interest expense
Deposits	2,761	1,849	49%	10,559	5,706	85%
Federal funds purchased and
securities sold under agreements to repurchase	2	25	-92%	83	75	11%
Advances from Federal Home Loan Bank	834	622	34%	2,422	1,979	22%
Junior subordinated debt	222	168	32%	986	491	101%

Total interest expense	3,819	2,664	43%	14,050	8,251	70%
Net interest income	4,154	3,495	19%	15,954	12,535	27%
Provision for loan losses	758	232	227%	1,779	810	120%
Net interest income after provision for loan losses	3,396	3,263	4%	14,175	11,725	21%
Noninterest income
Service charges on deposit accounts	350	318	10%	1,411	1,165	21%
Net Merchant credit card processing	37	45	-18%	174	157	11%
Earnings in value of CSV-life insurance	50	57	-12%	221	226	-2%
Other commissions and fees	13	22	-41%	60	141	-57%
Gain on settlement & curtailment of post-retirement plan	1,002	—	NM	1,002	—	NM
Loss on sale of securities	(444)	—	NM	(444)	—	NM
Other noninterest income	30	43	-30%	125	139	-10%

Total noninterest income	1,038	485	114%	2,549	1,828	39%
Noninterest expense
Salaries and employee benefits	1,716	1,500	14%	6,086	5,416	12%
Occupancy and equipment	506	512	-1%	1,970	1,811	9%
Data processing	238	213	12%	948	832	14%
Professional fees	90	93	-3%	280	318	-12%
Litigation expense	2,122	—	NM	2,122	—	NM
Marketing	189	136	39%	555	485	14%
State & local taxes	147	104	41%	543	358	52%
Other noninterest expense	622	331	88%	2,164	1,730	25%

Total noninterest expense	5,630	2,889	95%	14,668	10,950	34%
Income before income tax expense	(1,198)	859	NM	2,056	2,603	-21%
Income tax expense/(benefit)	(269)	266	NM	778	784	-1%
Net income	$(929)	$593	NM	$1,278	$1,819	-30%

Basic earnings per share	$(0.39)	$0.28	NM	$0.54	$0.89	-39%
Diluted earnings per share	$(0.39)	$0.27	NM	$0.53	$0.88	-40%